Exhibit 3.1
Certificate of Amendment of
Amended and Restated
Certificate of Incorporation
of comScore, Inc.
comScore, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: That on April 16, 2025, the Board of Directors (the “Board”) of the Corporation duly adopted resolutions setting forth a proposed amendment (the “Amendment”) of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring the Amendment to be advisable and submitting the Amendment at a meeting of the stockholders of the Corporation for consideration thereof.
SECOND: That thereafter, pursuant to resolutions of the Board, an annual meeting of stockholders of the Corporation was duly called and held on June 17, 2025, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and at which meeting the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation of the Corporation were voted in favor of approval of the Amendment.
THIRD: This Amendment amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.
FOURTH: That Section A.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in full as follows:
A.    Capital Stock.
1.    This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 121,750,000 shares. 16,750,000 shares shall be Common Stock, par value $0.001 per share, and 105,000,000 shares shall be Preferred Stock, par value $0.001 per share.
FIFTH: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
SIXTH: All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by an authorized officer of the Corporation this 20th day of June 2025.
By:    /s/ Ashley Wright
Name:    Ashley Wright
Title:    Secretary